Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED

AND RESTATED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Amendment"), is made and entered into as of March 24, 2009, by and among NEWMARKET CORPORATION, a Virginia corporation (the "Borrower"), the several banks and other financial institutions party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the "Administrative Agent").

W I T N E S S E T H:

WHEREAS, Borrower, the several banks and other financial institutions from time to time party thereto (collectively, the "Lenders"), PNC Bank, National Association, in its capacity as Documentation Agent for the Lenders, General Electric Capital Corporation and Bank of America, N.A., in their capacities as Co-Syndication Agents for the Lenders, and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of December 21, 2006, as amended by that certain First Amendment to Second Amended and Restated Revolving Credit Agreement dated as of September 26, 2008 (and as further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to Borrower; and

WHEREAS, the Aggregate Revolving Commitment Amount under the Credit Agreement was increased by the amount of $7,000,000 pursuant to that certain Supplement Agreement dated as of December 22, 2008; and

WHEREAS, the Aggregate Revolving Commitment Amount under the Credit Agreement was increased by the amount of $5,000,000 pursuant to that certain Supplement Agreement dated as of January 5, 2009; and

WHEREAS, the Borrower has requested that the Aggregate Revolving Commitment Amount be increased by an additional $5,000,000 pursuant to Section 2.23 of the Credit Agreement, and subject to the terms and conditions hereof, certain banks and other financial institutions party to the Credit Agreement are willing to increase their Revolving Commitments (the "Increasing Lenders") such that after the consummation of the transactions contemplated by this Amendment, the Aggregate Revolving Commitment Amount will be $117,000,000; and

WHEREAS, the Lenders, at the request of Borrower, have agreed to make certain other modifications to the Credit Agreement, all on the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, Borrower, the Required Lenders, the Increasing Lenders and the Administrative Agent agree as follows:

    Amendments.

(a) Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of "Aggregate Revolving Commitment Amount", "Applicable Margin", "Applicable Percentage", "Base Rate", "Consolidated Fixed Charges", "Consolidated Net Income", "Issuing Bank", "LC Commitment" and "LIBOR" in their entirety with the following definitions:

"Aggregate Revolving Commitment Amount" shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Second Amendment Effective Date, the Aggregate Revolving Commitment Amount is $117,000,000.

"Applicable Margin" shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Second Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2009 are required to be delivered shall be at Level IV as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin as set forth on Schedule I for any period than the Applicable Margin applied for such period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period, (ii) the Applicable Percentage shall be at Level I as set forth on Schedule I for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

"Applicable Percentage" shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Second Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2009 are required to be delivered shall be at Level IV as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage as set forth on Schedule I for any period than the Applicable Percentage applied for such period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period, (ii) the Applicable Percentage shall be at Level I as set forth on Schedule I for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

"Base Rate" shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) and (iii) one-month LIBOR determined on a daily basis (any changes in such rates to be effective as of the date of any change in such rate) plus one percent (1.00%). The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent's prime lending rate.

"Consolidated Fixed Charges" shall mean, for the Borrower and its Restricted Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period, (iii) Restricted Payments paid during such period and the amount paid by the Borrower and its Restricted Subsidiaries in cash on account of Capital Expenditures for such period, other than (x) expenses paid or incurred by the Foundry Park Subsidiary with respect to Foundry Park and financed by the Construction Loan during such period and (y) Growth Capital Expenditures (other than that portion of such Growth Capital Expenditures financed by lenders other than the Lenders hereunder) paid during such period.

"Consolidated Net Income" shall mean, for any period, the net income (or loss) of Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower or any of its wholly-owned Domestic Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Restricted Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary on the date that such Person's assets are acquired by the Borrower or any Restricted Subsidiary, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement (other than the Agreement), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, (v) the income (or loss) arising from Net Mark-to-Market Exposure of the Foundry Park Rate Lock in an amount not to exceed $25,000,000, and (vi) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

"Issuing Bank" shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.22, provided, however, that SunTrust Bank shall be given the right of first refusal on the issuance and renewal of all Letters of Credit.

"LC Commitment" shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000.

"LIBOR" shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions of "Construction Loan", "Defaulting Lender", "Foundry Park", "Foundry Park Rate Lock", "Foundry Park Subsidiary", "Growth Capital Expenditures" and "Second Amendment Effective Date" in the appropriate alphabetical order:

"Construction Loan" shall mean Indebtedness of the Foundry Park Subsidiary permitted under Section 7.1(l) in connection with the construction of Foundry Park.

"Defaulting Lender" shall mean, at any time, any Lender that, at such time (a) has failed to make any payment required to be made by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of any Loan Document or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

"Foundry Park" shall mean the approximately 3.155 acres of land located off of South 7th Street and Tredegar Street in the City of Richmond, Virginia on which the Borrower is constructing an approximately 307,170 square foot office building with approximately 1,050 parking spaces and related amenities and improvements.

"Foundry Park Rate Lock" shall mean that certain transaction dated as of February 26, 2007 under which the Foundry Park Subsidiary entered into a rate lock with Principal Commercial Funding II, LLC or another counterparty.

"Foundry Park Subsidiary" shall mean Foundry Park I, LLC, a Virginia limited liability company.

"Growth Capital Expenditures" shall mean, without duplication, Capital Expenditures related to (i) the acquisition or construction of new facilities of the Borrower and its Restricted Subsidiaries or (ii) the construction or expansion of the existing facilities of the Borrower and its Restricted Subsidiaries .

"Second Amendment Effective Date" shall mean March 24, 2009.

(c) Section 2.4 of the Credit Agreement is hereby amended by replacing subsections (a) and (b) of such Section with the following:

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and provided, further, if any Lender is a Defaulting Lender, the Swingline Lender shall not be required to make any Swingline Loans unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender's risk with respect to the participation in the Swingline Exposure of the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Swingline Exposure. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto ("Notice of Swingline Borrowing") prior to 11:00 a.m. (New York time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York time) on the requested date of such Swingline Loan.

(d) Section 2.22 of the Credit Agreement is hereby amended by replacing such Section with the following:

Section 2.22. Letters of Credit.

      During the Availability Period, the applicable Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount; provided, further, if any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank's risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the LC Exposure. Each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to (i) reimburse an outstanding LC Disbursement, and/or (ii) cash collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

      To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance (or such shorter period as may be agreed to by such Issuing Bank) specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

      At least two Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit (1) directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank's usual and customary business practices.

      The applicable Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the applicable Issuing Bank in accordance with Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for such LC Disbursement.

      If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender's obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the applicable Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

      To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on demand on such amount from such due date to the date such payment is made at a rate per annum equal to (i) the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.

      If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent for the benefit of the applicable Issuing Bank as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

      Promptly following the end of each calendar quarter, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

      The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

        Any lack of validity or enforceability of any Letter of Credit or this Agreement;

        The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

        Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

        Payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

        Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

        The existence of a Default or an Event of Default.

Neither the Administrative Agent, any Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of each Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank's failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by such Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by (i) either (x) the rules of the "International Standby Practices 1998" (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) or (y) the rules of the "Uniform Customs and Practices for Documentary Credits" (1993 Revision), International Chamber of Commerce Publication No. 500 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

(e) Section 6.1 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 6.1. Leverage Ratio. The Borrower and its Restricted Subsidiaries shall maintain on a consolidated basis a Leverage Ratio of no greater than (i) 3.50:1.0 for each Fiscal Quarter in which Indebtedness of the Real Estate Subsidiaries permitted under Section 7.1(l) is not Non-Recourse Debt for all or any part of such Fiscal Quarter, and (ii) 3.00:1.00 for all other Fiscal Quarters. Compliance with this covenant shall be tested quarterly, measuring EBITDA on a rolling four Fiscal Quarter basis.

(f) Section 7.1(h) of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

(h) Borrower and any Domestic Restricted Subsidiary of Borrower (other than Investco) may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(g) Section 7.2 of the Credit Agreement is hereby amended by (i) deleting the "and" at the end of subsection (h), (ii) replacing the "." at the end of subsection (i) with "; and" and (iii) by adding the following section (j):

(j) prior to December 31, 2009, Liens on cash in an amount not to exceed $20,000,000 for cash collateralization of the Foundry Park Rate Lock.

(h) Schedule I of the Credit Agreement is hereby amended by amending and replacing such Schedule in its entirety with the Schedule I attached hereto.

(i) Schedule II of the Credit Agreement is hereby amended by amending and replacing such Schedule in its entirety with the Schedule II attached hereto.

    Commitment Increase. In accordance with Section 2.23 of the Credit Agreement, each Increasing Lender agrees that its Revolving Credit Commitment is increased to the amount set forth opposite its name on Schedule II to this Amendment. The aggregate amount of such increase as of the date hereof is $5,000,000. Each Lender waives any notice required under Section 2.23 in connection with such increase.

    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (iii) executed counterparts to supplement and joinder agreements from each Increasing Lender, the Administrative Agent, Borrower and each of the Subsidiary Loan Parties, (iv) executed notes for each Increasing Lender which requests a note and (v) executed counterparts to this Amendment from Borrower, each of the Subsidiary Loan Parties and the Lenders.

    Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, Borrower hereby represents and warrants to the Lenders and the Agent that:

    (a) The execution, delivery and performance by each Loan Party of this Amendment (i) are within such Loan Party's organizational powers and authority; (ii) have been duly authorized by all necessary organizational action; (iii) do not violate any Requirements of Law applicable to Borrower or any of its Subsidiaries, the Organizational Documents of Borrower or any of its Restricted Subsidiaries or any judgment, order or ruling of any Government Authority; (iv) will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries; (v) will not violate or result in a default under any material indenture, material agreement or other material instrument binding on Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower or any of its Restricted Subsidiaries or (vi) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Restricted Subsidiaries (other than any Liens created under the Loan Documents).

    (b) This Amendment has been duly executed and delivered by each Loan Party and constitutes a valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity; and

    (c) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

    Reaffirmations and Acknowledgments.

    (a) Reaffirmation of Guaranty. Each Subsidiary Loan Party consents to the execution and delivery by Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Subsidiary Guaranty Agreements with respect to the indebtedness now or hereafter outstanding under the Credit Agreement, as amended hereby, and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of Borrower to the Lenders or any other obligation of Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrower, the Subsidiary Guaranty Agreements (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guaranty Agreements.

    (b) Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the Security Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the Security Documents.

    Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

    Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

    Costs and Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation and execution of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

    Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

    Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

NEWMARKET CORPORATION

By: /s/ David A Fiorenza

Name: David A. Fiorenza

Title: Vice President, Treasurer, &

Principal Financial Officer

ETHYL CORPORATION

By: /s/ Wayne C Drinkwater

Name: Wayne C. Drinkwater

Title: Vice President and Treasurer

AFTON CHEMICAL ADDITIVES CORPORATION

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

ETHYL CANADA HOLDINGS, INC.

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

AFTON CHEMICAL CORPORATION

By: /s/ David A Fiorenza

Name: David A. Fiorenza

Title: Treasurer

AFTON CHEMICAL JAPAN HOLDINGS, INC.

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

THE EDWIN COOPER CORPORATION

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

AFTON CHEMICAL INTANGIBLES LLC

By: /s/ C S Warren Huang

Name: C.S. Warren Huang

Title: Manager

NEWMARKET SERVICES CORPORATION

By: /s/ David A Fiorenza

Name: David A. Fiorenza

Title: Vice President &

Principal Financial Officer

NEWMARKET INVESTMENT COMPANY

By: /s/ David A Fiorenza

Name: David A. Fiorenza

Title: Vice President &

Principal Financial Officer

AFTON CHEMICAL ASIA PACIFIC LLC

By: /s/ C S Warren Huang

Name: C.S. Warren Huang

Title: Manager

AFTON CHEMICAL CANADA HOLDINGS, INC.

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

ETHYL EXPORT CORPORATION

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

ETHYL INTERAMERICA CORPORATION

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

ETHYL VENTURES, INC.

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

INTERAMERICA TERMINALS CORPORATION

By: /s/ M Rudolph West

Name: M. Rudolph West

Title: Secretary and Treasurer

ETHYL ASIA PACIFIC LLC

By: /s/ Wayne C Drinkwater

Name: Wayne C. Drinkwater

Title: Manager

OLD TOWN LLC

By: /s/ Bruce R Hazelgrove, III

Name: Bruce R. Hazelgrove, III

Title: Manager

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent

By: /s/ Mark A. Flatin

Name: Mark A. Flatin

Title: Managing Director

BANK OF AMERICA, N.A.

By: /s/ Chris D. Buckner

Name: Chris D Buckner

Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:    /s/ Jermaine Johnson

Name: D. Jermaine Johnson

Title:    Vice President

RZB FINANCE LLC

By: /s/ Randall Abrams

Name: Randall Abrams

Title: Vice President

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE
Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Greater than or equal to 3.0:1.0	4.00%	3.00%	0.50%
II	Less than 3.0:1.00 but greater than or equal to 2.50:1.0	3.50%	2.50%	0.50%
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	3.25%	2.25%	0.50%
IV	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	3.00%	2.00%	0.375%
V	Less than equal to 1.50:1.00 but greater than or equal to 1.00:1.00	2.75%	1.75%	0.30%
VI	Less than 1.00:1:00	2.50%	1.50%	0.25%

Schedule II

COMMITMENT AMOUNTS
Lender	Revolving Commitment Amount
SunTrust Bank	$34,000,000
Bank of America, N.A.	$26,000,000
General Electric Capital Corporation	$21,000,000
PNC Bank, National Association	$26,000,000
RZB Finance LLC	$10,000,000
Total	$117,000,000